SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                       OF

                                   FORM 10KSB

                       For Period Ended: February 29, 2001


                          MEDISCIENCE TECHNOLOGY CORP.
--------------------------------------------------------------------------------
                            Full Name of Registrant


              1235 Folkestone Way
             Cherry Hill, NJ 08034                                  08034
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Address of Principal Executive Office (Street and Number)          (Zip Code)


                                    33-51218
                            (Commission File Number)


                            CUSIP Number  585901101


           Nothing in this form shall be construed to imply that the Commission has verified any information contained herein


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

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [X] |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
 [X] |    (b)  The  subject annual report on the Form 10-KSB will be filed on or
     |         before  the  fifth  calendar  day  following  the prescribed  due
     |         date; and
     |
 [X] |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-KSB could not be filed within the prescribed time period.

The registrant is a development stage company that at present has only one non-research full time employees, its Chairman of the Board, Peter Katevatis. Without unreasonable effort and expense, the registrant cannot complete and file its Annual Report on Form 10-KSB by the May 29, 2001 due date. The delay in filing registrant's Annual Report on Form 10-KSB is not due to any disagreement with registrant's accountants on financial statement disclosure but is due to the previously disclosed change and orderly transition in registrant's accountants.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Peter Katevatis                      (856) 428-7952
     ---------------------------------------------------------------------------
            (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                 [X] Yes                        [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                 [_] Yes                        [X] No


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

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Mediscience Technology Corp. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    May 24, 2001              By             /s/ Peter Katevatis
      -----------------               -----------------------------------------
                                      Name:        Peter Katevatis
                                      Title:    Chairman of the Board



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